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                                   EXHIBIT 21

                          SUBSIDIARY OF THE REGISTRANT


         The following table sets forth the subsidiary of First Financial Corporation at December 31, 1998. Such subsidiary is wholly owned by the Company and it is included in the Company's consolidated financial statements:

                                      Jurisdiction                Percentage of
                                           of                   Voting Securities
Subsidiary                            Incorporation                   Owned
----------                            -------------             -----------------
First Bank & Trust                      Tennessee                     100%

First Southern Finance*                 Tennessee                     100%

American Title & Escrow                 Tennessee                     100%
Company*

*Wholly owned by First Bank & Trust.